EXHIBIT 11

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                    BAIRNCO CORPORATION AND SUBSIDIARIES
            CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE
            FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                   1998          1997          1996
BASIC EARNINGS PER COMMON SHARE:

Net Income                         $1,594,000    $8,771,000    $8,335,000

Average common shares outstanding   8,655,000     9,151,000     9,753,000

Basic Earnings Per Common Share    $     0.18    $     0.96    $     0.85


DILUTED EARNINGS PER COMMON SHARE:

Net Income                         $1,594,000    $8,771,000    $8,335,000

Average common shares outstanding   8,655,000     9,151,000     9,753,000

Common shares issuable in respect
  to options issued to employees
  with a dilutive effect              163,000       199,000        98,000

    Total common shares assuming
      full dilution                 8,818,000     9,350,000     9,851,000

Diluted Earnings Per Common Share  $     0.18    $     0.94    $     0.85

Basic earnings per common share were computed by dividing net income by the weighted average number of shares of common stock outstanding during each year. Diluted earnings per common share include the effect of all dilutive stock options.
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